EXHIBIT 10.6(a)

                AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (this "Amendment") is made by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and C.D. McLean ("Executive").

                            Recitals:

     WHEREAS, Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of November 15, 1995, as amended by Amendment to Employment Agreement dated as of April 19, 1996 and Amendment to Employment Agreement dated as of September 30, 1996 (as so amended, the "Existing Agreement"); and

     WHEREAS, Air Partners, L.P., its partners and certain affiliates have entered into an Investment Agreement dated as of January 25, 1998, as amended, with Northwest Airlines Corporation and its affiliate (the "Investment Agreement"), which investment agreement provides for the acquisition by an affiliate of Northwest Airlines Corporation of beneficial ownership of the Class A common stock and warrants held by Air Partners, L.P., subject to certain conditions; and

     WHEREAS, the acquisition by an affiliate of Northwest Airlines Corporation of beneficial ownership of the Class A common stock held by Air Partners, L.P. contemplated by the Investment Agreement (the "Acquisition") will, upon the closing thereof, constitute a Change in Control for purposes of the Company's 1994 Incentive Equity Plan, as amended, the Company's 1997 Stock Incentive Plan, as amended, the Company's Executive Bonus Program and the Existing Agreement; and

     WHEREAS, the Human Resources Committee and the Board of Directors of the Company have deemed it advisable and in the best interests of the Company and its stockholders to assure management continuity for the Company and, consistent therewith, have authorized the execution, delivery and performance by the Company of this Amendment;

     NOW THEREFORE, in consideration of the premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Paragraph 1.2 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "1.2   Position.  Company shall employ Executive in the
     position of Executive Vice President - Operations, or in such other position or positions as the parties may mutually agree."

2. Paragraph 2.1 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "2.1   Term.  Unless sooner terminated pursuant to other
     provisions hereof, Company agrees to employ Executive through the date which is two years and a day after the date of closing of the acquisition by an affiliate of Northwest Airlines Corporation of beneficial ownership of the Class A common stock held by Air Partners, L.P. (the "Acquisition") contemplated by the Investment Agreement dated as of January 25, 1998, as amended, among Air Partners, L.P., its partners and certain affiliates and Northwest Airlines Corporation and its affiliate (the Investment Agreement")."

3. For purposes of Paragraph 2.3 of the Existing Agreement only, the term "Effective Date" shall be construed to mean the date of this Amendment.

4. A new Paragraph 3.5 is hereby added to the Existing Agreement to read in its entirety as follows:

     "3.5   Supplemental Executive Retirement Plan.

     (i) Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual straight life annuity in an amount equal to the product of (a) 1.6% times (b) the number of Executive's credited years of service (as defined below) under the Plan times (c) the Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to the number of Executive's years of benefit service with Company, calculated as set forth in the Continental Airlines Retirement Plan beginning at January 1, 1995; provided, however, that if Executive is paid the Termination Payment under this Agreement, Executive shall be further credited with three (3) additional years of service under the Plan. For purposes hereof, Executive's final average compensation shall be equal to the greater of (1) $375,000.00 or (2) the average of the five highest annual cash compensation amounts (or, if Executive has been employed less than five years by Company, the average over the full years employed by the Company) paid to Executive by Company during the consecutive ten calendar years immediately preceding his termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of the Company), but shall exclude (i) any cash bonus paid on or prior to March 31, 1995, and (ii) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998. All benefits under the Plan shall be payable in equal monthly installments beginning on the first day of the month following the Retirement Date. For purposes hereof, "Retirement Date" is defined as the later of (A) the date on which Executive attains (or in the event of his earlier death, would have attained) age 65 or (B) the date of his retirement from employment with Company. If Executive is not married on the Retirement Date, benefits under the Plan will be paid to Executive during his lifetime in the form of the Base Benefit. If Executive is married on the Retirement Date, benefits under the Plan will be paid in the form of a joint and survivor annuity that is actuarially equivalent (as defined below) to the Base Benefit, with Executive's spouse as of the Retirement Date being entitled during her lifetime after Executive's death to a benefit (the "Survivor's Benefit") equal to 50% of the benefit payable to Executive during their joint lifetimes. In the event of Executive's death prior to the Retirement Date, his surviving spouse, if he is married on the date of his death, will receive beginning on the Retirement Date an amount equal to the Survivor's Benefit calculated as if Executive had retired with a joint and survivor annuity on the date before his date of death. The amount of any benefits payable to Executive and/or his spouse under the Continental Airlines Retirement Plan shall be offset against benefits due under the Plan. Executive shall be vested immediately with respect to benefits due under the Plan. If Executive's employment with Company terminates for any reason prior to the date which is the fifth anniversary of Executive's first date of employment by the Company, Company shall provide further benefits under the Plan to ensure that Executive is treated for all purposes as if he were fully vested under the Continental Airlines Retirement Plan.

     (ii) Executive understands that he must rely upon the general credit of Company for payment of benefits under the Plan. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

     (iii) For purposes of the Plan, the terms "actuarial equivalent," or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of a different type or payable at a different age that can be provided at the same cost as such specified benefit, as computed by the Actuary. The actuarial assumptions used to determine equivalencies between different forms of annuities under the Plan shall be the 1984 Unisex Pensioners Mortality 50% male, 50% female calculation (with males set back one year and females set back five years), with interest at an annual rate of 7%. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or his spouse.

     (iv) Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan."

5. Paragraph 4.1 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "4.1   By Expiration.   If Executive's employment hereunder
     shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment; provided, however, that Executive shall be provided with Flight Benefits for the remainder of Executive's lifetime, the benefits described in paragraph 3.5 shall continue to be payable, the benefits described in clauses (2) through (4) of paragraph 4.7(vi) shall be provided for the time periods specified therein and Company shall cause all options and shares of restricted stock awarded to Executive, including, without limitation, any such awards under Company's 1998 Stock Incentive Plan (the "1998 Plan"), and other Awards (as defined in the 1998 Plan) made to Executive under the 1998 Plan, to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination."

6. Paragraph 4.2 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "4.2   By Company.  If Executive's employment hereunder shall
     be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except the benefits described in paragraph 3.5 shall continue to be payable, and if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or (iv), then Company shall (a) pay Executive on or before the effective date of such termination a lump-sum, cash payment in an amount equal to the Termination Payment (as such term is defined in paragraph 4.7) and cause all options and shares of restricted stock awarded to Executive, including, without limitation, any such awards under Company's 1998 Plan, and other Awards (as defined in the 1998 Plan) made to Executive under the 1998 Plan, to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination, (b) provide Executive with Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, (c) provide Executive with Outplacement Services (as such term is defined in para-graph 4.7), and (d) provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.7) for the Severance Period."


7. Paragraph 4.3 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "4.3   By Executive.  If Executive's employment hereunder
     shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of employment, except Executive shall be provided Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, the benefits described in paragraph
     3.5 shall continue to be payable, and if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv),
     (v), or (vi), then Company shall provide Executive with the payments and benefits described in clauses (a), (c) and (d) of paragraph 4.2."

8. Paragraph 4.7(ii) of the Existing Agreement is hereby amended to read in its entirety as follows:

     "(ii) "Change in Control" shall have the meaning assigned to such term in the 1998 Plan (as adopted by the Board of Directors on April 14, 1998 and in effect on such date, it being understood that such term shall be the new Change in Control term contained in the 1998 Plan, and not the alternate Change in Control term (identical to that contained in the 1997 Stock Incentive Plan) also set forth in the 1998 Plan for the eventuality that the Acquisition does not close); provided, however, that Company and Executive agree that the Acquisition will, upon the closing thereof, constitute a Change in Control (as defined in this Agreement prior to the amendment to this Agreement dated as of November 20, 1998) and will be considered to be, and to have the effect of, a Change in Control under this Agreement."

9. Paragraph 4.7(vi) of the Existing Agreement is hereby amended to read in its entirety as follows:

     "(vi) "Outplacement Services" shall mean (1) outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or HR Committee (with such approval not to be unreasonably withheld), (2) appropriate and suitable office space at the Company's headquarters (although not on its executive office floor) or at a comparable location in downtown Houston for use by Executive, together with appropriate and suitable secretarial assistance, at Company's cost and for a period of three years beginning on the date of Executive's termination of employment, (3) a reserved parking place convenient to the office so provided and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice, at Company's cost and for as long as Executive retains a residence in Houston, Texas, and (4) other incidental perquisites (such as free or discount air travel, car rental, phone or similar service cards) currently enjoyed by Executive as a result of his position, to the extent then available for use by Executive, for a period of three years beginning on the date of Executive's termination of employment or a shorter period if such perquisites become unavailable to the Company for use by Executive;"

10. This Amendment shall be dated as of the date set forth below, but shall be effective as of the date of closing of the Acquisition as contemplated by the Investment Agreement.

11. The Existing Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 20th day of November, 1998.

                                   CONTINENTAL AIRLINES, INC.


                                   By:____________________________
                                   Name:
                                   Title:


                                   EXECUTIVE


                                   ________________________________
                                   C.D. McLean
APPROVED:


_______________________________
Thomas J. Barrack, Jr.
Chair, Human Resources Committee